Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Members

Wells Fargo Bank, N.A.

First Data Merchant Service Corporation; and

The Board of Directors

Wells Fargo Merchant Services, LLC:

We consent to the use of our report dated February 19, 2015, with respect to the balance sheets of Wells Fargo Merchant Services, LLC as of December 31, 2014 and 2013, and the related statements of revenues and expenses, members’ equity, and cash flows for each of the years in the two-year period ended December 31, 2014, appearing in the Prospectus dated October 14, 2015 filed by the Company, pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Registration Statement (Form S-1 No. 333-205750) of First Data Corporation, incorporated by reference in the Registration Statement (Form S-8 No. 333-0000).

/s/ KPMG LLP

San Francisco, California

October 14, 2015